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                                   EXHIBIT 2.6


                                AMENDMENT TO THE
                     PARTNERSHIP INTEREST PURCHASE AGREEMENT


      This AMENDMENT (this "Amendment") dated as of August 30, 1995, to the PARTNERSHIP INTEREST PURCHASE AGREEMENT (the "Agreement"), dated as of June 6, 1995, by and among Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), Mesirow Asset Management, Inc., an Illinois corporation ("MAMI"), Mesirow Financial Holdings, Inc., a Delaware corporation ("Mesirow Holdings"), Skyline Asset Management, L.P., a Delaware corporation, certain managers of MAMI and the management corporations named therein, is made by and among Mesirow Holdings and AMG. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

      WHEREAS, Section 10.6 of the Agreement provides that Agreement may be amended by the written consent of Mesirow Holdings and AMG; and

      NOW, THEREFORE, the parties agree as follows:

      1. The introductory clause of Section 2.23(b) of the Agreement shall be deleted in its entirety and replaced with the following:

            "The reorganization of Mesirow Growth Fund, as described in Section 6.13, and the consummation of the transactions contemplated in connection with such reorganization, do not and will not:"

      2. Section 6.13 of the Agreement (Termination of Mesirow Growth Fund) shall be deleted in its entirety and replaced with the following

            "6.13 Reorganization of Mesirow Growth Fund.

                  (a) At or prior to the Closing, (i) Mesirow Growth Fund shall have obtained approval of the Amendment and Dissolution Agreement of Mesirow Growth Fund by Mesirow Financial as the general partner and by holders of a majority of the units of limited partnership of Mesirow Growth Fund then outstanding; (ii) Mesirow Financial, as general partner of Mesirow Growth Fund, shall have adopted and implemented the Plan of Reorganization dated August 31, 1995 (the "Plan of Reorganization"), in accordance with the terms and provisions of the Mesirow Growth Fund Amended and Restated Agreement of Limited Partnership dated as of May 5, 1992 (the "Mesirow Growth Fund Limited Partnership Agreement") as further amended by the Amendment and Dissolution Agreement and in accordance with applicable law; (iii) Mesirow Financial shall have filed a certificate of formation of Skyline Growth Fund, L.L.C., a Delaware limited liability company ("Skyline LLC"); (iv) Mesirow Growth Fund shall have executed a Limited Liability Company Agreement for Skyline LLC; (v) Mesirow Growth Fund shall have taken all action to
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      approve the Plan of Reorganization and the transaction contemplated hereby; (vi) Mesirow Growth Fund and Mesirow Financial shall have executed all documents required to implement the Plan of Reorganization and delivered such executed documents into escrow held by Bell, Boyd & Lloyd pending final determination of the net asset value of Mesirow Growth Fund at the close of business on the Closing Date, which escrow shall not be rescinded or revoked without the agreement of AMG and the Partnership.

                  (b) At or prior to the Closing, Skyline LLC and the Partnership shall have entered into an investment advisory agreement in the form attached hereto as Exhibit 6.13(b), which will become effective immediately after the consummation of the transactions contemplated by the Plan of Reorganization."

      3. Section 8.14 of the Agreement shall be deleted in its entirety and replaced with the following:

            "Section 8.14 Mesirow Growth Fund. The Mesirow Entities shall use all commercially reasonable efforts to consummate the transactions contemplated by the Plan of Reorganization."

      4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall be construed under and governed by the internal laws of the State of Delaware, without giving effect to the choice or conflicts of law provisions thereof. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.

                                    AFFILIATED MANAGERS GROUP, INC.,
                                    a Delaware corporation

                                    By:/s/ Jeffrey S. Murphy
                                    ----------------------------------------
                                    Name: Jeffrey S. Murphy
                                    Title: Assistant Vice President



                                    MESIROW FINANCIAL HOLDINGS,
                                     INC., a Delaware corporation


                                    By:/s/ Ruth C. Hannenberg
                                    ----------------------------------------
                                    Name: Ruth C. Hannenberg
                                    Title: Executive Vice President


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